------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
 Pulitzer      Emily           R         |   Pulitzer Inc. (PTZ)                           |       X   Director    X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
 900 North Tucker Boulevard              |   (Voluntary)         |     07/2002             |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
 St. Louis         MO           63101    |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class B Common Stock,                 |              |       |       |230,276 |      |          |             |          |
$.01 par value (01)                   | 07/16/2002   |   P   |       | (02)   |  A   |$51.9000  | 598,925(03) |    I     |  (04)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class B Common Stock,                 |              |       |       |        |      |          |  5,685,918  |          |
$.01 par value (01)                   |              |       |       |        |      |          |    (05)     |    I     |  (06)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock, $.01 par value          |              |       |       |        |      |          | 191,679     |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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--------------------------------------------------------------------------
9. Number of      |    10. Ownership Form  |       11. Nature of
   Derivative     |        of Derivative   |           Indirect
   Securities     |        Securities      |           Beneficial
   Beneficially   |        Beneficially    |           Ownership
   Owned at End   |        owned at end    |           (Instr. 4)
   of Month       |        of month        |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:

Name: Emily R. Pulitzer
      900 North Tucker Boulevard             STATEMENT FOR MONTH/YEAR: 07/2002
      St. Louis, MO 63101                    ISSUER NAME: Pulitzer Inc. (PTZ)

Note: 1
         Table I. Item 1.
         Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.

Note: 2  Table I. Item 4.
         Mrs. Pulitzer, as trustee of The Pulitzer Family Trust, purchased 230,276 shares of Class B Common Stock. Of the 230,276 shares purchased, 97,393 shares were already deposited in the 1999 Pulitzer Inc. Voting Trust, of which Mrs. Pulitzer is a trustee. Mrs. Pulitzer deposited the remaining 132,883 in the voting trust at the time of purchase.


Note: 3  Table I. Item 5.
         Right to acquire upon conversion of 598,925 shares of Class B Common Stock held in the voting trust described below.

Note: 4  Table I. Item 7.
         These share are held by The Pulitzer Family Trust and are deposited in the 1999 Pulitzer Inc. Voting Trust, under which the 11,358,280 shares are deposited (see note 2).

Note: 5  Table I. Item 5.
         Right to acquire upon conversion of 5,685,918 shares of Class B Common Stock held by a Trust created by Joseph Pulitzer,
         Jr. under Indenture of Trust dated June 12, 1974, as amended on October 20, 1992. Mrs. Pulitzer is the beneficiary of the trust. Such shares are subject to the voting trust described above.

Note: 6  Table I. Item 7.
         These share are held by the trust referred to in note 5.


                                                                                     /s/ James  V. Maloney            August 7, 2002
                                                                                    --------------------------------  --------------
                                                                                    Signature of Reporting Person**       Date
                                                                                    James V. Maloney
                                                                                    Attorney-in-Fact

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.

                                                                                                             Page 2

                           (Print or Type Responses)